EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 16, 2015, with respect to the consolidated financial statements of Resource Real Estate Innovation Office REIT, Inc. (a Maryland Corporation), for the period June 25, 2014 through December 31, 2014 contained in the Registration Statement and Prospectus on Form S-11. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

June 8, 2015